Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
As previously disclosed, on February 12, 2018, Carbonite, Inc. (the "Company") entered into a definitive Master Acquisition Agreement ("Acquisition Agreement") with EMC Corporation (“EMC”), Mozy, Inc. ("Mozy") and Dell Technologies, Inc. Pursuant to the Acquisition Agreement, on March 19, 2018, the Company completed the acquisition of all of the issued and outstanding capital stock of Mozy. The following unaudited pro forma condensed combined financial information and related notes combine the historical financial statements of Carbonite and Mozy.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 gives effect to the acquisition as if it had occurred on January 1, 2017, the beginning of the Company's fiscal year.  The historical condensed combined financial information has been adjusted to give effect to pro forma events that are: 1) directly attributable to the acquisition; 2) factually supportable; and 3) with respect to the statement of operations, expected to have a continuing impact on the combined results.  The unaudited pro forma financial statements were prepared in accordance with Article 11 of U.S. Securities and Exchange Commission Regulation S-X. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma condensed combined financial information have been made.  The assumptions underlying the pro forma adjustments are described fully in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information. An unaudited pro forma combined balance sheet has not been presented as the acquisition has already been fully reflected in the unaudited condensed consolidated balance sheet included in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2018, filed on May 10, 2018.
The unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with the Company's historical audited financial statements for the fiscal year ended December 31, 2017, which are available in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and the historical abbreviated financial statements of Mozy included as Exhibit 99.2 in this Form 8-K/A.
The allocation of the purchase price as reflected in the unaudited pro forma condensed combined financial information was based on a preliminary valuation of the assets acquired and liabilities assumed, and the accounting is subject to revision as more detailed analyses are completed and additional information about the fair value of assets acquired and liabilities assumed becomes available.
The unaudited pro forma condensed combined financial information is for informational purposes only and should not be considered indicative of actual results that would have been achieved if Mozy had been acquired and the other transactions had been completed on the date or for the periods presented, and does not purport to indicate the results of operations or financial position as of any future date or for any future period.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2017
(in thousands, except per share and per share data)

	Historical
	Carbonite	Mozy	Pro Forma Adjustments	Notes	Pro Forma Combined

Revenue:
Services	$207,403	$71,791	$(4,686)	c	$274,508
Product	32,059	—	—		32,059
Total revenue	239,462	71,791	(4,686)		306,567
Cost of revenue:
Services	59,211	25,547	(3,784)	d	80,974
Product	2,677	—	—		2,677
Amortization of intangible assets	8,179	—	7,060	a	15,239
Total cost of revenue	70,067	25,547	3,276		98,890
Gross profit	169,395	46,244	(7,962)		207,677
Operating expenses:
Research and development	46,160	5,584	—		51,744
General and administrative	42,862	5,236	—		48,098
Sales and marketing	89,299	9,775	—		99,074
Amortization of intangible assets	2,092	—	12,648	a	14,740
Restructuring charges	1,047	—	—		1,047
Total operating expenses	181,460	20,595	12,648		214,703
(Loss) income from operations	(12,065)	25,649	(20,610)		(7,026)
Interest expense	(7,447)	—	(3,727)	b	(11,174)
Interest income	581	—	—		581
Other income (expense), net	1,252	472	—		1,724
(Loss) income before income taxes	(17,679)	26,121	(24,337)		(15,895)
(Benefit) provision for income taxes	(13,677)	—	667	e	(13,010)
Net (loss) income	$(4,002)	$26,121	$(25,004)		$(2,885)
Net loss per common share:
Basic	$(0.14)				$(0.10)
Diluted	$(0.14)				$(0.10)
Weighted-average number of common share outstanding:
Basic	27,779,098				27,779,098
Diluted	27,779,098				27,779,098
See accompanying notes to unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(in thousands, except share and per share)

1. Basis of Presentation
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 was derived from the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and the audited historical financial information of Mozy for the year ended February 2, 2018, and has been prepared as if the acquisition had occurred on January 1, 2017. The unaudited pro forma condensed combined financial information herein has been prepared to illustrate the effects of the acquisition in accordance with U.S. GAAP. An unaudited pro forma combined balance sheet has not been presented as the acquisition has already been fully reflected in the unaudited condensed consolidated balance sheet included in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2018, filed on May 10, 2018.
We have accounted for the acquisition under the acquisition method of accounting in accordance with the authoritative guidance on business combinations under the provisions of Accounting Standards Codification (“ASC”) 805, Business Combinations ("ASC 805").  The purchase price allocation is considered preliminary, and additional adjustments may be recorded during the measurement period in accordance with ASC 805. The purchase price allocation will be finalized as the Company receives additional information relevant to the acquisition, including the final valuation and reconciliation of the assets purchased, including tangible and intangible assets, liabilities assumed, and the related impact to the deferred tax assets and liabilities. Differences between these preliminary estimates and the final purchase accounting may occur, and these differences could be material.
The unaudited pro forma condensed combined financial information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods presented, nor is it necessarily indicative of the future results of the combined company.
2. Preliminary Purchase Price Allocation
On February 12, 2018, the Company entered into a definitive Acquisition Agreement with EMC, Mozy and Dell Technologies, Inc. Pursuant to the Acquisition Agreement, on March 19, 2018, the Company completed the acquisition of all of the issued and outstanding capital stock of Mozy, a cloud backup service for consumers and businesses, and certain related business assets owned by EMC or its affiliates, for a purchase price of $144.5 million in cash, net of cash acquired. In connection with the Acquisition Agreement, on March 19, 2018, the Company entered into a credit agreement with Silicon Valley Bank, Citizens Bank, N.A., HSBC Bank USA, N.A., Barclays Bank PLC and Wells Fargo Bank, National Association ("Revolving Credit Facility"). The purchase price was funded with cash on hand and funds available under the Company's Revolving Credit Facility.
The purchase price allocation is considered preliminary, and additional adjustments may be recorded during the measurement period in accordance with ASC 805. The following tables summarize the preliminary purchase price allocation (in thousands):

Fair value of consideration transferred:
Cash, net of cash acquired	$144,531
Fair value of total consideration	$144,531

Fair value of assets acquired and liabilities assumed:
Accounts receivable	$1,629
Prepaid and other current assets	632
Property and equipment	7,169
Other long-term assets	242
Intangible assets	96,500
Goodwill	74,871
Total assets acquired	181,043
Accounts payable	(254)
Accrued liabilities	(508)
Deferred revenues	(19,610)
Deferred tax liability	(16,140)
Net assets acquired	$144,531
The significant intangible assets identified in the purchase price allocation discussed above include customer relationships, developed technology, and trade names which are amortized over their estimated useful lives based on the pattern of consumption of the economic benefits or, if that pattern cannot be readily determined, on a straight-line basis. Customer relationships represent the underlying relationships with certain customers to provide ongoing services for products sold. To value the customer relationship asset, the Company utilized the income approach, specifically a discounted cash-flow method known as the excess earnings method. Developed technology consists of products that have reached technological feasibility and trade names represent acquired company and product names. The developed technology intangible was valued using a relief from royalty method, which considers both the market approach and the income approach. The trade name intangible was valued using the replacement cost/lost profits methodology. The following table presents the estimated fair values and useful lives of the identifiable intangible assets acquired and risk-adjusted discount rates used in the valuation:

	Amount	Weighted Average Useful Life
	(in thousands)	(in years)
Developed technology	$8,700	2
Customer relationships	87,300	7
Trade names	500	2
Total identifiable intangible assets	$96,500
3. Pro Forma Adjustments

The following describes the pro forma adjustments related to the acquisition that have been made in the accompanying unaudited pro forma condensed combined statements of operations for the year ended December 31, 2017, giving effect to the acquisition as if it had been consummated at the beginning of the period presented, all of which are based on preliminary estimates that could change significantly as additional information is obtained:

a.
Represents the preliminary estimate of amortization expense for the year ended December 31, 2017 related to the acquired identifiable intangible assets calculated as if the acquisition had occurred on January 1, 2017. Refer to Note 2—Preliminary Purchase Price Allocation included within this Form 8-K/A for additional information regarding the amortization lives of the intangible assets expected to be recognized. The adjustment to amortization expense has been recorded in the "Amortization of intangible assets" caption in the following areas of the unaudited pro form condensed combined statement of operations as follows (in thousands):

Year ended December 31, 2017
Cost of revenue	$7,060
Operating expenses	12,648
Total	$19,708

b.
Represents the estimated additional annual interest expense resulting from interest on the new Revolving Credit Facility to finance the acquisition of Mozy and the amortization of related debt issuance costs. The interest rate assumed for purposes of the unaudited pro forma condensed combined statement of operations was 3.5525%, which is comprised of the three-month LIBOR rate of 2.1775% two business days prior to the date of borrowing, plus an applicable margin specified in the Revolving Credit Facility of 1.375%. The following adjustments have been recorded to interest expense (in thousands):

Year ended December 31, 2017
Interest expense	$3,341
Amortization of debt issuance costs	386
Total	$3,727

c.	To reflect estimated amortization of preliminary fair value adjustment for acquired deferred revenue of $4.7 million calculated as if the acquisition had occurred on January 1, 2017.

d.	To reverse depreciation expense resulting from the application of fair value measurement to acquired property and equipment. Pro forma adjustments are as follows (in thousands):

Year ended December 31, 2017
Cost of revenue	$3,784
Total	$3,784

e.
To record the tax effect of combining the Carbonite and Mozy businesses. The statement of revenue and direct expenses as of February 2, 2018 does not include a provision for income taxes. As such, the pro forma tax adjustment includes the provision for income taxes on the historical financial statements as of February 2, 2018 as well as the income tax effect of the pro forma adjustments.